Exhibit 99.1
Healthcare Services Group, Inc.
Reports Q2 2020 Results

BENSALEM, PA, July 21, 2020 (BUSINESS WIRE) -- Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported for the three months ended June 30, 2020 revenue of $452.0 million, net income of $23.1 million, or $0.31 per basic and diluted common share, and cash flow from operations of $79.7 million. Additionally, the Company’s Board of Directors declared a quarterly cash dividend of $0.20375 per common share, the 68th consecutive increase since the initiation of dividend payments in 2003.

Ted Wahl, Chief Executive Officer, stated, “During the quarter we continued our intensive operational focus on mitigating the effects of COVID-19 and remained steadfast in our commitment to support our customers in the care of their patients and residents. In the face of unprecedented challenges, it has been beyond inspiring to witness our HCSG heroes as they, alongside our clients’ employees, positively and profoundly impact the lives of America's most vulnerable each and every day.”

Mr. Wahl continued, “Prior to the onset of the pandemic, sector fundamentals were improving on the heels of positive trends around occupancy, reimbursement and lease costs. While COVID-19 has presented the industry with its share of near-term challenges, we’ve been encouraged by swift and decisive federal and state agency actions in support of providers. As we continue to navigate this crisis, we will continue to assess the impact of COVID-19 on our business and our industry, including the trends we are seeing with regard to lower census and increased costs.”

Second Quarter Results

Revenue for the quarter was $452.0 million, with housekeeping & laundry and dining & nutrition segment revenues of $227.6 million and $224.4 million, respectively. Revenue included $17.2 million of COVID-19 supplemental billings, primarily related to employee pay premiums passed through to customers, which were offset by temporary decreases in recurring billings as a result of census-driven cost reductions in staffing and purchasing.

Direct cost of services was reported at $387.5 million, or 85.7%. The improvement is primarily the result of the Company having successfully assigned its additional managers to facilities at which they are budgeted. Overall, the Company’s near-term goal remains to manage direct cost at or below 86.0%

Housekeeping & laundry and dining & nutrition segment margins were 11.1% and 8.3%, respectively.

Selling, general and administrative (“SG&A”) was reported at $41.5 million, or 9.2%; after adjusting for the $6.5 million increase in deferred compensation, actual SG&A was $35.0 million, or 7.7%. The Company continues to target SG&A of 7.5%.

The Company reported an effective tax rate of 24.0% and expects a 2020 tax rate of 24.0% to 26.0%.

Cash flow from operations for the quarter was $79.7 million, inclusive of the $20.7 million increase in accrued payroll, $15.4 million of which related to the deferral of payroll taxes under the CARES Act.

Mr. Wahl stated, “We were pleased with our strong operating results and service execution during the quarter and believe our value proposition is more compelling today than ever before. By prioritizing systems implementation and adherence, increasing customer payment frequency and management

Exhibit 99.1
recruitment and development over the past couple years, along with our past investments in technology and programmatic enhancements to our workers’ compensation and general liability programs, we are better positioned to thrive in the current environment.”

Mr. Wahl concluded, “Looking ahead, we will continue to innovate in managing our business, coordinating with nursing departments to do our part in the infection prevention and control continuum and remaining flexible in responding to our client-partners’ evolving service-level, staffing and supply chain needs. At this time, we maintain our cautious view on growth as we make our way into a new norm, and above all, remain deeply committed to making decisions that best position us to deliver shareholder value over the long term.”

Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.20375 per common share, payable on September 25, 2020 to shareholders of record at the close of business on August 21, 2020. This represents the 69th consecutive quarterly cash dividend payment, as well as the 68th consecutive increase since the initiation of quarterly cash dividend payments in 2003.

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, July 22, 2020, at 8:30 a.m. Eastern Time to discuss its results for the three months ended June 30, 2020. The call may be accessed via phone at 877-395-7164. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on our website for one year following the date of the earnings call.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the healthcare industry, primarily providers of long-term care; the impact of and future effects of the COVID-19 pandemic or other potential pandemics having a significant portion of our consolidated revenues contributed by one customer during the six months ended June 30, 2020; credit and collection risks associated with the healthcare industry; our claims experience related to workers’ compensation and general liability insurance (including any claims related to COVID-19); the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; the impact of the SEC investigation and the related class action lawsuit; risks associated with the reorganization of our corporate structure; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2019 under “Government Regulation of Clients,” “Service Agreements and Collections,” and “Competition” and under Item 1A. “Risk Factors” in such Form 10-K, and in Item 1A. "Risk Factors" of our Form 10-Q for the quarter ended March 31, 2020.

These factors, in addition to delays in payments from clients and/or clients in bankruptcy or clients with which we are in litigation to collect payment, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs and COVID-19) could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and/or maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$452,029	$462,101	$901,179	$938,212
Operating costs and expenses:
Cost of services provided	387,517	400,485	774,673	827,750
Selling, general and administrative	41,465	38,609	71,482	79,710
Income from operations	23,047	23,007	55,024	30,752
Other income, net:
Investment and other income, net	7,365	610	2,170	4,757
Income before income taxes	30,412	23,617	57,194	35,509
Income tax expense	7,311	5,431	13,903	8,167

Net income	$23,101	$18,186	$43,291	$27,342

Basic earnings per common share	$0.31	$0.24	$0.58	$0.37

Diluted earnings per common share	$0.31	$0.24	$0.58	$0.37

Cash dividends declared per common share	$0.20375	$0.19875	$0.40625	$0.39625

Basic weighted average number of common shares outstanding	74,695	74,352	74,676	74,327

Diluted weighted average number of common shares outstanding	74,761	74,619	74,764	74,669

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	June 30, 2020	December 31, 2019
Cash and cash equivalents	$78,109	$27,329
Marketable securities, at fair value	92,318	90,711
Accounts and notes receivable, net	295,261	340,930
Other current assets	57,853	56,762
Total current assets	523,541	515,732

Property and equipment, net	28,558	28,820
Notes receivable - long-term	41,868	46,992
Goodwill	51,084	51,084
Other intangible assets, net	20,270	22,353
Deferred compensation funding	37,217	37,247
Other assets	34,150	20,364
Total Assets	$736,688	$722,592

Accrued insurance claims - current	$24,806	$23,256
Other current liabilities	144,689	125,395
Total current liabilities	169,495	148,651

Accrued insurance claims - long-term	68,212	64,366
Deferred compensation liability	37,211	37,621
Lease liability - long-term portion	12,083	11,649

Stockholders' equity	449,687	460,305
Total Liabilities and Stockholders' Equity	$736,688	$722,592